Exhibit 10.15

FIRST AMENDMENT TO THE

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) is made effective as of the later of January 1, 2009 or effective date of Change in Control Severance Agreement, by and between Under Armour, Inc., a corporation organized under the laws of the State of Maryland (together with its affiliates, the “Company”), and                      (“Executive”).

RECITALS

WHEREAS, the parties entered into a Change in Control Severance Agreement (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to clarify certain payment terms and to correct certain provisions for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with IRS Notice 2010-6.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties herein contained, the parties hereto agree as follows (all capitalized terms used herein which are not defined herein shall have the meanings given such terms in the Agreement):

1. Section 4(i) is hereby amended to read as follows:

“(i) Termination Without Cause or by the Executive for Good Reason. Upon the termination of the employment of Executive Without Cause by the Company or by the Executive for Good Reason, the Company shall pay or provide to the Executive:

(a) a lump sum payment equal to the sum of the following:

1. the Accrued Obligations; and

2. an amount equal to the sum of the annual base salary of the Executive at the highest rate in effect during the Protection Period and the Bonus.

The payment described in this Section 4(i)(a)(1) shall be made by the Company not later than the earlier of the date required by applicable law or five (5) days following the Termination Date. The payment described in Section 4(i)(a)(2) shall be paid in accordance with Section 4(vi). Executive shall not be required to mitigate the amount of the payment provided for in this Section 4(i)(a) by seeking other employment or otherwise. The amount of the payment provided for in this Section 4(i)(a) shall not be reduced by any compensation or other amounts paid to or earned by Executive as the result of employment with another employer after the date on which his employment with the Company terminates or otherwise.

(b) the continuance of the Executive’s life, medical, dental, prescription drug and long and short-term disability plans, programs or arrangements, whether group or individual, of the Company in which the Executive was entitled to participate at any time during the twelve (12) month period prior to the Termination Date until the earliest to occur of (1) one (1) year after the Termination Date; (2) the Executive’s death (provided that compensation and benefits payable to his beneficiaries shall not terminate upon his death); or (3) with respect to any particular plan, program or arrangement, the date the Executive is afforded a comparable benefit at a comparable cost to the Executive by a subsequent employer.”

2. Section 4(vi) is hereby amended to read as follows:

“(vi) Conditions to Receiving Benefits. The benefits described in Sections 4(i)(a)(2) and 4(i)(b) shall be subject to the Executive’s execution of the Employee Confidentiality, Non-Competition, and Non-Solicitation Agreement attached hereto as Attachment A, and the benefits described in Sections 4(i)(a)(2) and 4(i)(b) will be paid within the sixty (60) day period following the Termination Date provided the Executive executes the release attached hereto as Attachment B, and such release becomes effective and irrevocable within such sixty (60) day period and provided, further, that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, the payment will be made in the second calendar year.”

3. Section 7(x) is hereby amended to read as follows:

“(x) If the Executive prevails in the arbitration concerning any substantial matter of this Agreement or the rights and duties of any party hereunder, in addition to such other relief as may be granted, the Company shall reimburse the Executive for the Executive’s reasonable attorneys’ fees incurred by reason of such arbitration to the extent the attorneys’ fees relate to such substantial matter, and any such reimbursement payments shall be made no later than March 15 of the year following the year in which such arbitration award is final.”

4. The following new Section 15 is hereby inserted at the end of the Agreement:

“15. Code Section 409A. To the extent that the right to any payment under this Agreement provides for deferred compensation within the meaning of Section 409A of the Code that is not exempt from Code Section 409A as involuntary separation pay or a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” In addition, notwithstanding any provision to the contrary in this agreement, if Executive is deemed on the date of Executive’s “separation from service” (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of Code Section 409A), then with regard to any payment under this Agreement that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment shall not be made prior to the later of (1) June 30, 2012, or (2) the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (b) the date of Executive’s death. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein, any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.”

5. Except as set forth in this Amendment, the Agreement shall remain in effect as prior to the date hereof.